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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                          Contact:   Jane Whaley
                                                     Investor Relations
                                                     Exodus Communications, Inc.
                                                     (408) 346-2191
                                                     jane.whaley@exodus.net

                                                     Maureen O'Connell
                                                     Corporate Communications
                                                     Exodus Communications, Inc.
                                                     (408) 346-2218
                                                     maureen.oconnell@exodus.net



                        EXODUS COMMUNICATIONS ANNOUNCES
                         PRICING OF PRIVATE OFFERING OF
              5% CONVERTIBLE SUBORDINATED NOTES DUE MARCH 15, 2006


SANTA CLARA, CA, March 1, 1999 - EXODUS COMMUNICATIONS, INC. (Nasdaq: EXDS) today announced that it has entered into an agreement to sell $200 million of its 5% Convertible Subordinated Notes due March 15, 2006 through a private offering within the United States to qualified institutional buyers.

The offering is expected to close on March 3, 1999. The Company has granted the initial purchasers a 30-day option to purchase an additional $50 million of notes to cover over-allotments, if any.

The notes will be convertible into common stock of the Company at a conversion price of approximately $91.36 per share (equivalent to a conversion rate of 10.9463 shares per $1,000 principal amount of notes), representing an initial conversion premium of 21%, for a total of approximately 2.2 million shares of common stock of the Company (approximately 2.7 million shares if the initial purchasers' over-allotment option is exercised in full). The notes have a seven-year term and will be non-callable for the first two years.

The Company stated that it intends to use the net proceeds of the offering primarily to finance the purchase of assets or businesses to be used in its system and network management business.

The notes have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
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About Exodus

Exodus Communications is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. The Company manages Internet Web sites and its network infrastructure from eight Internet Data Centers in the San Francisco (3), Los Angeles, New York, Boston, Washington, D.C. and Seattle metropolitan areas and a server hosting facility in London. Exodus has announced the planned addition of new Internet Data Centers in Chicago and London and second Internet Data Centers in Seattle and Washington, D.C. Exodus' wholly-owned subsidiary, Arca Systems, is a premier provider of advanced network and system security consulting services. Arca designs and develops state-of-the-art security technology solutions for complex and sensitive information networks and systems.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to the private offering of the convertible subordinated notes. The matters discussed in this press release involve risks and uncertainties described from time to time in Exodus' filings with the Securities and Exchange Commission ("SEC"). In particular, see "Factors Affecting Operating Results--Our Substantial Leverage and Debt Service Obligations Adversely Affect Our Cash Flow" and "--We Are Subject to Restrictive Covenants That Limit Our Flexibility" in Exodus' annual report on form 10-K filed with the SEC. Exodus does not assume any obligation to update the forward-looking information contained in this press release.

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Exodus, Exodus Communications and Arca Systems are trademarks of Exodus
Communications, Inc. and may be registered in certain jurisdictions.